Exhibit 10.144

FIRST AMENDMENT TO

AIR RIGHTS LEASE

THIS FIRST AMENDMENT TO AIR RIGHTS LEASE (the “Amendment”) made as of the 8th day of October, 2003 by and between ST. MARY’S HEALTH SYSTEM, INC., a Tennessee nonprofit corporation (“Landlord”) and JEFFERSON EQUITY PARTNERS, LLC, a Tennessee limited liability company (“Tenant’).

WHEREAS, Landlord and Tenant entered into a certain Air Rights Lease as of the 27th day of March, 2003 (the “Air Rights Lease”); and

WHEREAS, the parties desire to amend certain provisions of the Air Rights Lease.

NOW THEREFORE, in consideration of the mutual covenants and promises of the parties and other good and valuable consideration, the parties do hereby agree as follows:

1. Description of Easements. Sections 3.1, 3.2, 3.4 and 3.5 are hereby revised in their entirety to read as follows:

3.1	Elevator Shaft Easements.

Landlord hereby grants, conveys and encumbers Landlord’s Facility and the Land with a vertical perpetual non-exclusive easement for construction, installation, maintenance, repair, replacement and use of elevator shafts for the use and benefit of Tenant’s Facility and the Air Space Parcel. The Elevator Shaft Easements shall be limited to the current locations of the elevator shafts in the Landlord’s Facility.

3.2	Utility Easements.

Landlord hereby grants, conveys and encumbers Landlord’s Facility and the Land with perpetual non-exclusive easements for passage, construction, installation, maintenance, repair, replacement and use of utility lines, pipes, wires, conduits, flues, ducts, lines and other equipment including without limitation, electricity, gas, water, communications, sewer and storm drainage from the surrounding public thoroughfares to Tenant’s Facility and the Air Space Parcel.

3.4	Fire Stair Easements.

Landlord hereby grants, conveys and encumbers Landlord’s Facility and the Land with vertical perpetual non-exclusive easements which shall contain fire stairs to serve Tenant’s Facility and Landlord’s Facility. The Fire Stair Easements shall be limited to the current locations of the fire stairs in the Landlord’s Facility. Tenant understands and agrees that said easement is a non-exclusive easement and will be used by Landlord and Tenant.

3.5	Elevator Shaft Overrun Rooms.

Tenant hereby grants, conveys and encumbers Tenants Facility with vertical perpetual non-exclusive easements for location of elevator shaft overrun rooms for the elevators serving Landlord’s Facility. The Elevator Shaft Overrun Rooms shall be located directly above the current locations of the elevator shafts in the Landlord’s Facility. Landlord shall have a perpetual nonexclusive easement for ingress and egress through Tenant’s Facility for access to the Elevator Shaft Overrun Rooms.

2. Deletion of Exhibits. Exhibits B through E to the Air Rights Lease are hereby deleted.

3. Reimbursement for Use of Other’s Facilities. Article XIII of the Air Rights Lease is deleted in its entirety.

4. Full Force and Effect. All provision of the Air Rights Lease not expressly amended herein shall remain in full force and effect in accordance with their terms.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and date as stated above.

LANDLORD:

ST. MARY’S HEALTH SYSTEM, INC.

By:
Title:

TENANT:

JEFFERSON EQUITY PARTNERS, LLC

By:	/s/ Norman T. Brinkman
Title:
Norman Brinkman

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